SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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GEOGLOBAL RESOURCES INC.
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GEOGLOBAL RESOURCES INC.
SUITE 310, 605 - 1 STREET, SW
CALGARY, ALBERTA T2P 3S9 CANADA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 20, 2007

Notice is hereby given that the Annual Meeting of Stockholders of GeoGlobal Resources Inc. will be held at the Calgary Petroleum Club in the Viking Room, 319 - 5 Avenue SW, Calgary, Alberta T2P 0L5 at 3:00 p.m., local time, on Wednesday, the 20th of June, 2007 for the following purposes:

1.	to elect six (6) directors to hold office until our next Annual Meeting of Stockholders and until their respective successors are elected and qualified; and
2.	to transact such other business as may properly come before the meeting, or any adjournments thereof.

Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only holders of shares of our Common Stock of record at the close of business on May 9, 2007 (the "Record Date") are entitled to notice of and to vote at the Meeting.

We hope that all of our shareholders who can conveniently do so will attend the Meeting. Stockholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed proxy and return same in the enclosed pre-addressed envelope which is intended for your convenience.

Patti Price, Secretary

Dated: May 15, 2007

TABLE OF CONTENTS

Caption                                                                Page

General Information                                                               3
Voting Securities and Principal Holders                                                    5
Election of Directors                                                               7
Executive Officers, Compensation and Corporate Governance                                      8
Committees and Meetings of the Board of Directors                                            11
Certain Relationships and Related Transactions                                               13
Relationship With Public Accountants                                                     14
Submission of Stockholder Proposals or Director Nominations for 2008 Annual Meeting                       15
General                                                                      15

Proxy Statement

GENERAL INFORMATION

Who May Vote

Holders of record of our Common Stock at the close of business on May 9, 2007 may vote at the Meeting. This proxy statement and the enclosed proxy card are being mailed to our stockholders beginning on or about May 18, 2007.

How to Vote

You may vote in person at the Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Meeting. You can always change your vote at the Meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. You may vote for all, some or none of our director candidates.

If you are a registered stockholder (meaning your name is included on the securityholder file maintained by our transfer agent, Computershare Trust Co. N.A.), you can vote by proxy in writing by completing, signing, dating and returning your proxy card in the enclosed envelope.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of the six director candidates.

If your shares are held in the name of your bank, brokerage firm or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. Please note that if your shares are held by a bank, brokerage firm or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your bank, brokerage firm, or other holder of record.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Meeting is postponed or adjourned, the proxies will vote your shares on the new Meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

If you are a registered stockholder, you may revoke your proxy before it is voted by:

•	Notifying our Secretary in writing before the Meeting at the address given on the cover page of this proxy statement; or
•	Voting in person at the Meeting.

If your shares are held in the name of your bank, brokerage firm or other nominee, you should follow the instructions received from them or contact your broker, in order to change your vote.

Webcast of the Meeting

We are pleased to offer an audio webcast of the Meeting. You may listen to our Meeting by dialing-in via telephone or by internet access as described below:

North America Dial-in Number:	866-713-8395
International Dial-in Number:	617-597-5309
Participant Passcode:	67282723

Webcast:	To listen to a live audio webcast of the Meeting, go to our website at www.geoglobal.com and click on “AGM Audio Webcast.”
Webcast Replay:
The webcast replay will be available on our website at www.geoglobal.com from 5:00 p.m. MT, Wednesday, June 20, 2007 until 5:00 p.m. MT on Wednesday, June 27, 2007. Be advised that listening to the webcast via our website requires speakers and Windows Media Player.
The webcast replay will also be available by dialing-in via telephone from 5:00 p.m. MT, Wednesday, June 20, 2007 until 5:00 p.m. MT on Wednesday, June 27, 2007 at the following numbers:

	North America:	888-286-8010
	International:	617-801-6888
	Participant Passcode:	35802253

Conduct of the Meeting

The Chairman of our Meeting has broad authority to conduct the Meeting in an orderly manner. This authority includes establishing rules for stockholders who wish to address the Meeting. Copies of these rules will be available at the Meeting. The Chairman may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the Meeting is conducted in a manner that is fair to all stockholders.

Additional Information on the Annual Meeting

If you have questions or would like more information about the Meeting, you can contact us in any of the following ways:

•	Via the Internet:Go to our website, , and click on the "Contact Us" link or send an e-mail directly to to request additional stockholder information.
•	By telephone:+1 403 777-9250.
•	By writing to the following address:
Patti Price, Secretary
GeoGlobal Resources Inc.
#310, 605 - 1 Street SW
Calgary, Alberta Canada
T2P 3S9

Contacting our Board

Our Board has provided a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to a particular director, to the non-employee directors or to any other group of directors or committee of the Board, in care of Patti Price, Secretary, GeoGlobal Resources Inc., at the address given above. You may make any concerns known confidentially to the non-employee directors by marking your envelope “Confidential” and addressing the communication to the Board of Directors, in care of the Secretary.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights

At the close of business on May 9, 2007, the record date, we had outstanding 66,228,256 shares of Common Stock.

Each holder of Common Stock is entitled to one (1) vote per share at the Meeting.

In order to carry on the business of the Meeting, we must have a quorum. This means that a majority of our issued and outstanding shares entitled to vote must be present in person or by proxy in order to constitute a quorum at the Meeting.

Assuming a quorum is present, the Director candidates who receive the most “for” votes will be elected to fill the six available seats on our Board. Shares represented at the Meeting by a proxy reflecting abstentions or broker non-votes will have no effect on the result of the votes on the election of Directors. Broker non-votes occur on a matter when a bank, brokerage firm or other nominee is not permitted to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the election of Directors.

Principal Stockholders

This table sets forth information as of May 9, 2007 about persons we know to beneficially own more than five (5) percent of our voting Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Jean Paul Roy c/o GeoGlobal Resources Inc. Suite 310, 605 - 1 Street SW Calgary, Alberta T2P 3S9	32,566,000	49.2%
(1)
For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following May 9, 2007.

Security Ownership of Directors and Executive Officers

This table sets forth information as of May 9, 2007 about the amount of Common Stock beneficially owned by our current directors, the executive officers named in the Summary Compensation Table below and our directors and executive officers as a group.

Name of Beneficial Owner and Position	Amount Beneficially Owned(1)	Percent of Class

Jean Paul Roy (2) c/o GeoGlobal Resources Inc. Suite 310, 605 - 1 Street SW Calgary, Alberta T2P 3S9	32,566,000 (3)	49.2%
Allan J. Kent c/o GeoGlobal Resources Inc. Suite 310, 605 - 1 Street SW Calgary, Alberta T2P 3S9	925,000 (4)	1.4%
Brent J. Peters c/o Northfield Capital Corporation Suite 301, 141 Adelaide Street West Toronto, ON M5H 3L5	171,567 (5)	Less than 0.5%
Peter R. Smith c/o Andrin Limited Suite 202, 197 County Court Boulevard Brampton, Ontario L6W 4P6	100,000 (6)	Less than 0.5%
Michael J. Hudson 439 Mayfair Avenue Ottawa, ON K1Y 0K7	110,000 (7)	Less than 0.5%
Dr. Avinash Chandra B-102, Sector 26 Noida, Uttar Pradesh India 201301	117,767 (8)	Less than 0.5%
All officers and directors as a group (6 persons)	33,990,334	51.3%
(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following May 9, 2007.
(2)
Of the shares held beneficially by Mr. Roy, an aggregate of 5 million shares are held in escrow pursuant to the terms of the agreement whereby we purchased the outstanding capital stock of GeoGlobal Resources (India) Inc. from Mr. Roy. Under the terms of the escrow agreement, Mr. Roy has the voting rights with respect to these shares.

(3)	Includes 32,016,000 shares of Common Stock and 550,000 options to purchase Common Stock exercisable within 60 days of May 9, 2007
(4)	Includes 375,000 shares of Common Stock and 550,000 options to purchase Common Stock exercisable within 60 days of May 9, 2007.
(5)	Includes 71,567 shares of Common Stock and options to purchase 100,000 shares of Common Stock exercisable within 60 days of May 9, 2007.
(6)	Includes options to purchase 100,000 shares of Common Stock exercisable within 60 days of May 9, 2007.
(7)	Includes 10,000 shares of Common Stock and options to purchase 100,000 shares of Common Stock exercisable within 60 days of May 9, 2007.
(8)	Includes 51,100 shares of Common Stock and options to purchase 66,667 shares of Common Stock exercisable within 60 days of May 9, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the Securities and Exchange Commission indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed copies of the reports we received from the individuals required to file the reports. Based on our review of the copies of the reports, we believe that all filings required to be made by the reporting persons for the period January 1, 2006 through December 31, 2006 were made on a timely basis.

election of directors

Our Board’s Nominating Committee has recommended and nominated the six director candidates named below, all of whom currently serve as our directors. All of our directors are elected for one-year terms. If a director nominee becomes unavailable before the annual meeting, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Nominating Committee names one. Each nominee has indicated that he is willing and able to serve as a director if elected, and, accordingly, our Board of Directors does not have in mind any replacement.

The nominees as Director and their ages are as follows:
Name	Age
Jean Paul Roy	50
Allan J. Kent	53
Brent J. Peters	35
Peter R. Smith	59
Michael J. Hudson	60
Dr. Avinash Chandra	63
Mr. Roy was elected a Director, President and Chief Executive Officer on August 29, 2003. Prior thereto, for more than five years, Mr. Roy had been consulting in the oil and gas industry through his private company, GeoGlobal Technologies Inc. which he owned 100%. Mr. Roy has in excess of 25 years of geological and geophysical experience in basins worldwide as he has worked on projects throughout India, North and South America, Europe, the Middle East, the former Soviet Union and South East Asia. His specialties include modern seismic data acquisition and processing techniques, and integrated geological and geophysical data interpretation. Since 1981 he has held geophysical positions with Niko Resources Ltd., Gujarat State Petroleum Corporation, Reliance Industries, Cubacan Exploration Inc., PetroCanada, GEDCO, Eurocan USA and British Petroleum. Mr. Roy graduated from St. Mary’s University of Halifax, Nova Scotia in 1982 with a B.Sc. in Geology and has been certified as a Professional Geophysicist.

Mr. Kent was elected a Director, Executive Vice President and Chief Financial Officer of our company on August 29, 2003. Mr. Kent has in excess of 25 years experience in the area of oil and gas exploration finance and has, since 1987, held a number of senior management positions and directorships with Cubacan Exploration Inc., Endeavour Resources Inc. and MacDonald Oil Exploration Ltd., all publicly listed companies. Prior thereto, beginning in 1980, he was a consultant in various capacities to a number of companies in the oil and gas industry. He received his Bachelor of Mathematics degree in 1977 from the University of Waterloo, Ontario.

Mr. Peters was elected a Director of our company on February 25, 2002. Mr. Peters has been Vice President of Finance and Treasurer of Northfield Capital Corporation, a publicly traded investment company acquiring shares in public and private corporations since 1997. Mr. Peters is the CFO and a Director of Gold Eagle Mines Ltd. as well as a Director of Aranka Gold Inc. Mr. Peters has a Bachelor of Business Administration degree, specializing in accounting.

Mr. Smith was elected a Director of our company on January 8, 2004. Mr. Smith currently sits on the Board of Directors of Brampton Brick Limited and the Board of Toronto Waterfront Revitalization Corporation. Mr. Smith was elected Chairman of the Board of the Greater Toronto Transportation Authority (GO Transit) in March 2004, and a director of Tarion Warranty Corporation (a Canadian new home warranty company) in April 2004. Since 1989, Mr. Smith has been President and co-owner of Andrin Limited, a large developer/builder of housing in Canada. Mr. Smith has held the position of Chairman of the Board of Directors, Canada Mortgage and Housing Corporation (CMHC), from September 1995 to September 2003. On February 14, 2001, the Governor General of Canada announced the appointment of Mr. Smith as a Member of the Order of Canada, effective November 15, 2000. Mr. Smith holds a Masters Degree in Political Science (Public Policy) from the State University of New York, and an Honours B.A. History and Political Science, Dean’s Honour List, McMaster University, Ontario.

Mr. Hudson was elected a Director of our company on May 17, 2004. Mr. Hudson is a retired partner with the accounting firm Grant Thornton LLP. Mr. Hudson was with Grant Thornton for 20 years and with his experience in the oil and gas industry he was responsible for Assurance services and providing advice to private, not-for-profit and public company clients listed on Canadian and US exchanges. Mr. Hudson spent two years in London, England assisting the Institute of Chartered Accountants in England and Wales with the start up of a consulting service to members on best practices for the management of their firms including ethics and governance issues. Upon returning to Canada he went on secondment for 18 months with the Auditor General of Canada to learn and apply the disciplines of “value for money” auditing. He was co-director of the comprehensive (value for money) audit of Statistics Canada reporting in the 1983 Auditor General’s Report.

Dr. Chandra was elected a Director of our company on October 1, 2005. Dr. Chandra has over 44 years of experience in the international as well as the Indian oil and gas sector. He was the first Directorate General of Hydrocarbons, at the level of Special Secretary to the Government of India for a period of 10 years until his retirement in 2003. Dr. Chandra received his Ph.D. in petroleum geology from the Imperial College, University of London, United Kingdom. His post graduate work includes a Post Graduate Diploma of Imperial College in Petroleum Geology and Petroleum Reservoir Engineering as well as a M.Sc. (Applied Geology) and B.Sc. (Hons) from the Lucknow University in India.
MANAGEMENT RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES

EXECUTIVE OFFICERS, COMPENSATION AND CORPORATE GOVERNANCE

EXECUTIVE OFFICERS
Our current executive officers are the following:

Name	Age	Position
Jean Paul Roy	50	President and Chief Executive Officer
Allan J. Kent	53	Executive Vice President and Chief Financial Officer

Mr. Roy’s and Mr. Kent’s employment backgrounds are described above.

SUMMARY COMPENSATION TABLE

Annual Compensation

The following table sets forth the compensation of our principal executive officer and all of our other executive officers for the two fiscal years ended December 31, 2006 who received total compensation exceeding $100,000 for the year ended December 31, 2006 and who served in such capacities at December 31, 2006.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jean Paul Roy, (2) (3) President & CEO	2006 2005	350,000 250,000	-0- 60,000	-0- -0-	570,500 186,600	Nil Nil	Nil Nil	44,280 (5) 40,700 (6)	964,780 537,300
Allan J. Kent, (2) (4) Exec VP & CFO	2006 2005	185,000 120,000	-0- 30,000	-0- -0-	570,500 186,600	Nil Nil	Nil Nil	Nil Nil	755,500 336,600
(1)	Valuation of the Option Awards are based on the grant date fair value of the award determined in accordance with FAS 123(R).
(2)	Messrs. Roy and Kent are also Directors of our company; however they receive no additional compensation for serving in those capacities.
(3)	The salary and bonus amounts are paid to Roy Group (Barbados) Inc.(“RGB”), a Barbados company wholly owned by Mr. Roy, pursuant to the terms of a Technical Services Agreement described below.
(4)	The salary and bonus amounts are paid to D.I. Investments Ltd., a company controlled by Mr. Kent, pursuant to an oral arrangement described below.
(5)
Costs paid for by the Company included in this amount are $18,780 for airfare for the immediate family of Mr. Roy to travel to India from their home two times during the calendar year and $25,500 for medical coverage for Mr. Roy and his immediate family.

(6)
Costs paid for by the Company included in this amount are $16,800 for airfare for the immediate family of Mr. Roy to travel to India from their home two times during the calendar year, $23,400 for medical coverage for Mr. Roy and his immediate family and $500 for professional membership fees.

Narrative Disclosure to Summary Compensation Table.

On August 29, 2003, we entered into a Technical Services Agreement ("TSA" )with RGB. Under the agreement, RGB agreed to perform such geologic and geophysical duties as are assigned to it by us. The term of the agreement, as amended, extends through December 31, 2007 and continues for successive periods of one year thereafter unless otherwise agreed by the parties or either party has given notice that the agreement will terminate at the end of the term. On January 31, 2006, the terms of the agreement were amended to extend the term of the agreement from August 31, 2006 to December 31, 2007 and amended the fee payable from $250,000 to $350,000 effective January 1, 2006. RGB also is reimbursed for authorized travel and other out-of-pocket expenses. The agreement prohibits RGB from disclosing any of our confidential information and from competing directly or indirectly with us for a period ending December 31, 2007 with respect to any acquisition, exploration, or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. The agreement may be terminated by either party on 30 days’ prior written notice, provided, however, the confidentiality and non-competition provisions will survive the termination.

Through December 31, 2006, D.I. Investments Ltd., a company controlled by Mr. Kent, was paid by us for consulting services. Currently, the services of Mr. Kent are provided to us pursuant to an oral arrangement for an annual salary of $185,000.

We do not have any employment agreements with any of our named executive officers or other significant employees.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006.

The following table provides information with respect to our named executive officers above regarding outstanding equity awards held at December 31, 2006.

Outstanding Equity Awards Table
	Option Awards				Stock Awards
Name	Number of securities underlying unexercised Options (#) Exercisable/ Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of Stock held that have not vested (#)	Market value of shares or units of Stock held that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b-c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jean Paul Roy	300,000	-0-	$1.10	08/31/08	-0-	-0-	-0-	-0-
	250,000/ 250,000 (1)	-0-	$3.95/ $3.95	07/25/16/07/25/16	-0-	-0-	-0-	-0-
Allan J. Kent	300,000	-0-	$1.10	08/31/08	-0-	-0-	-0-	-0-
	250,000/ 250,000 (1)	-0-	$3.95/ $3.95	07/25/16/ 07/25/16	-0-	-0-	-0-	-0-
1) Such unexercisable options will become exercisable upon vesting July 25, 2007.

DIRECTORS COMPENSATION

The following table provides information with respect to compensation of our Directors during the year ended December 31, 2006. The compensation paid to our named executive officers who are also Directors is reflected in the Summary Compensation Table above.

Directors Compensation Table
Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Peter Smith	$3,500	-0-	102,850	-0-	-0-	-0-	106,350
Brent Peters	$3,500	-0-	102,850	-0-	-0-	-0-	106,350
Michael Hudson	$4,000	-0-	102,850	-0-	-0-	-0-	106,850
Dr. Avinash Chandra	$1,500	-0-	102,850	-0-	-0-	-0-	104,350
(1)	Valuation of the Option Awards are based on the grant date fair value of the award determined in accordance with FAS 123(R).

Our non-employee Board members receive cash compensation of $1,000 for personally attending each meeting and $500 for attending by phone. The Chairman of the Board may attend certain committee meetings for which he receives compensation equal to compensation paid for board meetings. Our Directors are also reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of our 1998 Stock Incentive Plan, each non-employee Director automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting provided such person has served as a non-employee Director for at least six months, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 50,000 shares. Each such option has a term of ten years, subject to earlier termination following such person's cessation of Board service, and is subject to certain vesting provisions. For the purposes of the automatic grant provisions of the Plan, all of our Directors, other than Messrs. Roy and Kent are considered non-employee Board members.

Corporate Governance

Our Board has adopted corporate governance guidelines in conjunction with the listing of our shares on the American Stock Exchange. These guidelines address items such as our Board composition and Director qualifications, Director responsibilities, the functioning of the Board, Board Committees and other governance practices and policies. In addition, we have a Code of Business Conduct Policy that applies to all our officers, directors and employees. The Code is posted under the “Investor Info - Reports” section of our website at www.geoglobal.com . Amendments to our Code will also be posted on this section of our website. The charters of each of the Board’s Nominating, Audit and Compensation Committees are also posted on our website. More information on our Board and its committees can be found below under the caption, “Committees and Meetings of the Board of Directors” in this proxy statement.

Our Board has determined that each of our non-employee directors is independent in accordance with the director independence definition specified in our corporate governance guidelines, which are posted under the “Investor Info - Reports” section of our website www.geoglobal.com and in accordance with applicable American Stock Exchange rules. Following the annual meeting, if all director nominees are elected to serve as our directors, independent directors will constitute 66.6% of our Board.

Director Nominations

Stockholders may submit nominations to our Nominating Committee for consideration at next year’s annual meeting prior to the deadlines set forth on Page 16. Any such nomination should include information to demonstrate how the proposed nominee meets the criteria set forth under the caption, “Committees and Meetings of the Board of Directors--Nominating Committee.” Nominations should be mailed to the attention of the Nominating Committee c/o our Secretary at our address on page 1. The Committee will evaluate all recommended nominees based on the criteria set forth under the caption, “Committees and Meetings of the Board of Directors--Nominating Committee,” and especially based on whether they will meaningfully contribute to our success and our operations. We have not, to date, paid any fees to any firm in connection with locating or nominating any director candidates.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Board of Directors

Our Board of Directors held two meetings during the year ended December 31, 2006, of which one meeting was held by conference telephone call in which all directors participating were able to hear one another. Each of our Directors participated in all the meetings of the Board except for Dr. Chandra who was unable to attend one meeting.

We urge but do not require Board members to attend annual meetings of stockholders. All of our Directors attended our annual meeting of stockholders held on June 14, 2006 in Calgary, Alberta, Canada.

Audit Committee

Our Board of Directors has appointed an Audit Committee consisting of Messrs. Hudson, who is the Chairman, Mr. Peters and Dr. Chandra, each of whom has been determined to be an “independent director.” Under our Audit Committee Charter, adopted as amended on March 6, 2005, our Audit Committee’s responsibilities include, among other responsibilities, the appointment, compensation and oversight of the work performed by our independent auditor, the adoption and assurance of compliance with a pre-approval policy with respect to services provided by the independent auditor, at least annually, obtain and review a report by our independent auditor as to relationships between the independent auditor and our company so as to assure the independence of the independent auditor, review the annual audited and quarterly financial statements with our management and the independent auditor, and discuss with the independent auditor their required disclosure relating to the conduct of the audit.

Our Board of Directors has determined that Mr. Michael J. Hudson has the attributes of an Audit Committee Financial Expert.

Our Audit Committee had five meetings during the year ended December 31, 2006, of which four meetings were by conference telephone call in which all participants were able to hear one another.

On March 29, 2007, our Audit Committee discussed our audited consolidated financial statements with management and discussed with Ernst & Young, LLP, our independent registered accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 and received the written disclosures and the letter from Ernst & Young, LLP as required by Independence Standards Board Standard No. 1 which confirmed Ernst & Young, LLP's independence as auditor. Based on that review and those discussions, our Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee Report

Our Audit Committee has reviewed and discussed our company’s audited consolidated financial statements with management. Further, the Audit Committee has discussed with our registered independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 - Communication with Audit Committees), as amended, relating to the accountants’ judgment about the quality of our company's accounting principles, judgments and estimates, as applied in its financial reporting.

The Audit Committee also has received the written disclosures and the letter from our independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from our company and its subsidiaries and has discussed with the registered independent public accountants their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our company's Annual Report on Form 10-KSB for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee
Michael J. Hudson, Chairman
Brent J. Peters
Dr. Avinash Chandra

As provided under the rules of the Securities and Exchange Commission, the foregoing Audit Committee Report shall not be deemed to be “soliciting material:”, or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A, other than as provided in Item 407 of Regulation S-B, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Compensation Committee
Our Compensation Committee consists of Mr. Hudson whom is the Chairman and Mr. Peters, each of whom has been determined to be an “independent director.” Our Compensation Committee, which has adopted a charter, among other things, exercises general responsibility regarding overall employee and executive compensation. Our Compensation Committee sets the annual salary, bonus and other benefits of the President and the Chief Executive Officer and approves compensation for all our other executive officers, consultants and employees after considering the recommendations of our President and Chief Executive Officer. To date, our Compensation Committee has not delegated any of its authority to others and has not retained any compensation consultants. The Compensation Committee held no meetings in 2006. The grant of options to Mr. Roy and Mr. Kent in 2006 was approved by a majority of the disinterested directors of the board.

None of the members of our Compensation Committee were officers or employees of our company during the year ended December 31, 2006 or were former officers of our company or had any other relationship with our company requiring disclosure.

Inasmuch as we reported and filed periodic reports as a Small Business Issuer, as defined in Regulation S-B under the Securities Exchange Act of 1934, as amended, during the year ended December 31, 2006, no Compensation Committee Report has been provided.

Nominating Committee

Our Nominating Committee consists of Mr. Smith, who is the Chairman, Mr. Peters and Mr. Hudson, each of whom has been determined to be an “independent director.” Our Nominating Committee, among other things, exercises general responsibility regarding the identification of individuals qualified to become Board members and recommend that the Board select the director nominees for the next annual meeting of stockholders. Our Board of Directors has adopted a charter for the nominating committee. The Nominating Committee did not hold any meetings during the year ended December 31, 2006.

Our Nominating Committee will seek out nominees for new directors as vacancies become available using the following criteria: A majority of the directors must be independent, as determined by the Board under applicable rules; nominees shall possess expertise in general business matters and in such other areas as are relevant to Committees on which they are expected to serve (such as financial expertise, for Directors expected to serve as Audit Committee members); and nominees shall be individuals with the background, character, skills and expertise such that they will meaningfully contribute to our success and our operations .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 27, 2003, GeoGlobal entered into a Participating Interest Agreement (“PIA”) with Roy Group Mauritius ("RGM"), a corporation wholly owned by Jean Paul Roy, our President, Chief Executive Officer, a Director and principal stockholder, whereby GeoGlobal assigned and holds in trust for RGM subject to the Government of India ("GOI") consent, 50% of the benefits and obligations of the Production Sharing Contract ("PSC") covering the Exploration Block KG-OSN-2001/3 ("PSC-KG") and the Carried Interest Agreement ("CIA") leaving GeoGlobal with a net 5% participating interest in the PSC-KG and a net 5% carried interest in the CIA. Under the terms of the PIA, until the GOI consent is obtained, we retain the exclusive right to deal with the other parties to the PSC-KG and the CIA and are entitled to make all decisions regarding the interest assigned to RGM. RGM has agreed to be bound by and be responsible for the actions taken by, obligations undertaken and costs incurred by us in regard to RGM's interest, and to be liable to us for its share of all costs, interests, liabilities and obligations arising out of or relating to the RGM interest. RGM has agreed to indemnify us against any and all costs, expenses, losses, damages or liabilities incurred by reason of RGM's failure to pay the same.

Subject to obtaining the government consent to the assignment, RGM is entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of its 5% interest which relate to the PSC-KG.  We have a right of set-off against sums owing to us by RGM. In the event that the Indian government consent is delayed or denied, resulting in either RGM or us being denied an economic benefit either would have realized under the PIA, the parties agreed to amend the PIA or take other reasonable steps to assure that an equitable result is achieved consistent with the parties' intentions contained in the PIA. In the event the consent is denied, neither party is entitled to assert any claim against the other except as is specifically set forth in the agreement. We have not yet obtained the consent of the GOI. As a consequence of this transaction, we report our holdings under the PSC-KG and CIA as a net 5% Participating Interest.

RGM further agreed in the PIA that it would not dispose of any interest in the agreement, its 5% interest, or the shares of RGM without first giving notice to us of the transaction, its terms, including price, and the identity of the intended assignee and any other material information, and we have the first right to purchase the interest proposed to be sold on the terms contained in the notice to us.

On August 29, 2003, we entered into a TSA with RGB, a corporation wholly owned by Mr. Roy, whereby under the agreement, RGB agreed to perform such geologic and geophysical duties as are assigned to it by us. The term of the agreement, as amended, extends through December 31, 2007 and continues for successive periods of one year thereafter unless otherwise agreed by the parties or either party has given notice that the agreement will terminate at the end of the term. On January 31, 2006, the terms of the agreement were amended to extend the term of the agreement from August 31, 2006 to December 31, 2007 and amended the fee payable from $250,000 to $350,000 effective January 1, 2006. RGB also is reimbursed for authorized travel and other out-of-pocket expenses. The agreement prohibits RGB from disclosing any of our confidential information and from competing directly or indirectly with us for a period ending December 31, 2007 with respect to any acquisition, exploration, or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. The agreement may be terminated by either party on 30 days’ prior written notice, provided, however, the confidentiality and non-competition provisions will survive the termination. RGB received $350,000 from us during 2006, $250,000 plus a bonus of $60,000 in 2005, $250,000 in 2004 and $83,333 in 2003, under the terms of this agreement, including its amendments.

RGB was also reimbursed for medical insurance and expenses, travel, hotel, meals and entertainment expenses, computer costs, and amounts billed to third parties incurred by Mr. Roy during 2006 totaling $134,637. At December 31, 2006, we owed RGB $29,976 for services provided and expenses incurred pursuant to the TSA which amount bears no interest and has no set terms of repayment.

During the year ended December 31, 2006, D.I. Investments Ltd., a corporation wholly owned by Mr. Allan J. Kent, our Executive Vice President, Chief Financial Officer and a Director, was paid $185,000, $120,000 plus a bonus of $30,000 in 2005, $120,000 in 2004 and $61,715 in 2003 by us for consulting services of Mr. Kent which are provided to us pursuant to an oral arrangement amended effective January 1, 2006. D.I. Investments Ltd. was also reimbursed $38,442 for office costs, including rent, parking, office supplies and telephone as well as travel, hotel, meals and entertainment expenses incurred throughout 2006.

Messrs. Roy and Kent devote substantially all their time to our affairs. Neither of such persons is our direct employee and we do not have any employment agreements directly with either of such persons.

During the year ended December 31, 2006, Amicus Services Inc. a company controlled by Mr. Vincent Roy, a brother of Mr. Jean Paul Roy, received from us $56,257 as consulting fees for services rendered. Amicus Services Inc. was also reimbursed $5,379 for office costs, including parking, office supplies and telephone as well as travel and hotel incurred throughout 2006.

RELATIONSHIP WITH PUBLIC ACCOUNTANTS

Our Audit Committee has selected Ernst & Young, LLP as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2007. The same firm was our independent registered public accounting firm for the fiscal year ended December 31, 2006. We do not require a representative of Ernst & Young, LLP to be present at the Meeting but we do expect a representative to be present and available to respond to appropriate questions or make a statement if they desire to do so.

We retained Ernst & Young LLP ("E&Y") on February 26, 2004 as our principal accountants to audit our consolidated financial statements as of December 31, 2002 and for the period from August 21, 2002 (inception) to December 31, 2002 and as of and for the years ended December 31, 2003, 2004, 2005 and 2006.

Audit and Related Fees
The following sets forth fees we incurred for services provided by Ernst & Young LLP for accounting services rendered during the years ended December 31, 2006 and December 31, 2005.
	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2006	88,281	26,452	--	37,425
2005	70,815	32,300	--	9,271
Our Board of Directors believes that the provision of the services during the years ended December 31, 2006 and December 31, 2005 is compatible with maintaining the independence of Ernst & Young LLP. Our Audit Committee approves before the engagement the rendering of all audit and non-audit services provided to our company by our independent auditor. Engagements to render services are not entered into pursuant to any pre-approval policies and procedures adopted by the Audit Committee. The services provided by Ernst & Young LLP included under the caption Audit Fees include services rendered for the audit of our annual financial statements and the review of our quarterly financial reports filed with the Securities and Exchange Commission. Audit Related Fees include services rendered in connection with a follow-up the review of other filings with the Securities and Exchange Commission. Tax Fees include services rendered relating primarily to tax compliance, consulting, customs and duties. All Other Fees include administration fees to cover various expenses and SOX related work performed to date.

SUBMISSION OF STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2008 ANNUAL MEETING

Any proposals or director nominations which stockholders intend to present for a vote of stockholders at our 2008 annual meeting and which such stockholders desire to have included in our proxy statement and form of proxy relating to that meeting must be sent to our executive office and received by us not later than January 13, 2008. Our Board has the right to review stockholder proposals to determine if they meet the requirements for being included in the proxy statement as such requirements have been established by the Securities and Exchange Commission. See also our policy entitled, “Director Nominations,” on Page 12 of this proxy statement.

GENERAL

The cost of soliciting proxies will be borne by us. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone and we will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

Our Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended, including financial statements, is being mailed to shareholders herewith. However, that report is not part of the proxy soliciting information.

By Order of the Board of Directors

Allan J. Kent, Executive VP and CFO

Dated: May 15, 2007

APPENDIX:
FORM OF PROXY

GEOGLOBAL RESOURCES INC.
SUITE #310, 605 - 1 STREET S.W.
CALGARY, ALBERTA T2P 3S9 CANADA

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jean Paul Roy, President and Chief Executive Officer and Allan J. Kent, Executive Vice President and Chief Financial Officer or either of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock, par value $.001 per share ("Common Stock"), of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Calgary Petroleum Club in the Viking Room, 319 - 5 Avenue SW, Calgary, Alberta T2P 0L5 at 3:00 p.m., local time, on Wednesday, the 20th of June, 2007, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of the meeting and proxy statement (receipt whereof is hereby acknowledged).

1. Election of Directors
|_| For all nominees listed below (except as marked to contrary below)
|_| Withhold Authority to vote for all nominees listed below
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
Jean Paul Roy   Brent J. Peters
Allan J. Kent   Michael J. Hudson
Peter R. Smith   Dr. Avinash Chandra

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL SIX NOMINEES FOR DIRECTOR.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated: ___________________, 2007

________________________________________
Signature
Title (if required)

______________________________________
Signature (if held jointly)